EXHIBIT 10.50

LICENSE OPTION AGREEMENT

This License Option Agreement (“Agreement”) is made and entered into as of December 15, 2011 (the “Effective Date”), by and between BioTime, Inc., a California corporation (“BioTime”), with offices located at 1301 Harbor Bay Parkway, Suite 100, Alameda, California 94502, and USCN, a Chinese company with offices located at 108 Zhuanyang Avenue Economic & Technological Development Zone, Wuhan 430056 (“USCN”).  USCN and BioTime are sometimes hereinafter referred to as the “Parties”.

In consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1.            “AFFILIATE” means with respect to a Party any corporation limited liability company, limited partnership or other entity in control of, controlled by, or under common control with the Party.  As of the date of this Agreement, BioTime’s AFFILIATES are BioTime Asia, Limited, a Hong Kong company, Cell Cure Neurosciences, Ltd., an Israeli company, ES Cell International Pte Ltd, a Singapore company, LifeMap Sciences, Inc., a California corporation, LifeMap Sciences, Ltd., an Israeli corporation, OncoCyte Corporation, a California corporation, OrthoCyte Corporation, a California corporation, and ReCyte Therapeutics, Inc., a California corporation.

1.2.            “COMBINATION PRODUCT” means a product that contains a LICENSED PRODUCT component and at least one other component that has independent research, diagnostic or therapeutic utility, could reasonably be sold separately and has economic value of its own.

1.3.            “CONFIDENTIAL INFORMATION” means (a) any trade secrets of a Party or a Party’s AFFILIATE relating to product development plans and designs, product performance, development protocols, production costs, prices, names and requirements of customers, finances, marketing plans, business opportunities, research and development plans and results, formulae or know-how; and (b) any information designated by the disclosing Party as confidential in writing, or, if disclosed orally, reduced to writing and designated as confidential within thirty (30) days. “Confidential Information” shall not include information that:  (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving Party; (ii) is known and has been reduced to tangible form by the receiving Party at the time of the disclosure and is not subject to restriction; (iii) is independently developed or learned by the receiving Party; (iv) is lawfully obtained from a third party that has the right to make such disclosure; (v) is made generally available by the disclosing Party without restriction on disclosure; or (vi) information concerning a LICENSED PRODUCT (including but not limited to the characteristics, uses, specifications, or means of production of a LICENSED PRODUCT) that BioTime or any of its AFFILIATES or sublicensees reasonably determines is necessary to disclose in order to sell, perform clinical trials of, or obtain any government approval, permission, or license to use, sell, import, or export any LICENSED PRODUCT.

1.4.            “DERIVATIVES” means any technology developed using LICENSED TECHNOLOGY and any biological materials developed using LICENSED MATERIALS.

1.5.            “DISPOSE” or “DISPOSITION” means the sale, lease or other transfer of Licensed Product(s).

1.6.            “DOLLAR”, “U.S. DOLLAR” and “U.S. $” means lawful money of the United States of America

1.7.            “FIELD OF USE” means the Disposition or use of Licensed Products for (i) research use only products and/or (ii) the purpose of performing diagnostic procedures or for use in therapeutics for the treatment of disease.

1.8.            “LICENSED MATERIALS” means the hybridoma cell lines described in Attachment A.

1.9.            “LICENSED PRODUCT” means any product, service and/or process which constitutes, incorporates or utilizes, wholly or in part, LICENSED TECHNOLOGY, PATENT RIGHTS, and/or any LICENSED MATERIALS.

1.10.          “LICENSED TECHNOLOGY” means (i) the technology described in Attachment A on “as is” basis on the Effective Date; (ii) the trade secrets and know-how related to the technology described in Attachment A; and (iii) DERIVATIVES.

1.11.          “NET SALES” means the total REVENUES received from the manufacture, use or DISPOSITION of LICENSED PRODUCTS, less the total of all (a) discounts allowed in amounts customary in the trade; (b) sales tariffs, duties and/or taxes imposed on the Licensed Products; or (c) outbound transportation prepaid or allowed; and (d) amounts allowed or credited on returns; provided, however, that NET SALES shall not include REVENUES arising from the DISPOSITION of LICENSED PRODUCTS to (i) any AFFILIATE of BioTime, (ii) to any sublicensee of BioTime or of any AFFILIATE, or (iii) to any AFFILIATE of any sublicensee of BioTime or any sublicensee of any AFFILIATE of BioTime.

In the case of COMBINATION PRODUCTS, NET SALES means the total invoice amount earned on sales of COMBINATION PRODUCTS by BioTime or its Affiliates or a sublicense to any third person or entity, less, to the extent applicable, the deductions set forth above, multiplied by a proration factor that is determined as follows:

(i)               If all components of the COMBINATION PRODUCT were sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [A/(A+B)], where A is the average invoice amount earned on the LICENSED PRODUCT during such period when sold separately in finished form, and B is the average invoice amount earned on all other active components of the COMBINATION PRODUCT during such period when sold separately in finished form; or

(ii)              if all components of the COMBINATION PRODUCT were not sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [C/(C+D)], where C is the average fully absorbed cost of the LICENSED PRODUCT component during the prior quarter and D is the average fully absorbed cost of all other active components of the COMBINATION PRODUCT during the prior quarter.

1.12.          “PATENT RIGHTS” means any patents now held or that may be granted, issued to, acquired by, or licensed to USCN or any of its AFFILIATES, and any patent applications that may be filed or acquired by USCN or any of its AFFILIATES, and any divisional, continuation or continuation-in-part of those applications, and any reissues, reexaminations, extensions and substitutions (or the equivalent) thereof and any foreign counterparts to those patents and patent applications, but only to the extent that the manufacture, use, sale, or distribution of a LICENSED PRODUCT or LICENSED MATERIAL would infringe any of the VALID CLAIMS of such patent or claims in said applications.

1.13.          “REVENUE” means the U.S. Dollar value of all consideration realized from the DISPOSITION of LICENSED PRODUCT(S).

1.14.          “VALID CLAIM” means (a) a claim of any issued and unexpired United States or foreign patent included in the PATENT RIGHTS which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or has been taken within the time allowed for such appeal and which has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) to the extent rights are granted by a governmental patent authority thereunder (i.e., to the extent that the owner would be able to enforce a right to a patent royalty thereunder under applicable patent law), a claim of a pending patent application included in the PATENT RIGHTS.

1.15.          “YEAR” refers to contract years of this Agreement, i.e., a 12-month period starting with the date (or anniversary) of the Effective Date of this Agreement.

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) the use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine; (b) unless otherwise set forth herein, the use of the term “including” or “includes” means “including [includes] but [is] not limited to”; and (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.  Additional terms may be defined throughout this Agreement.

ARTICLE 2
OPTION AND LICENSES

2.1.           Grant of Option.  In consideration of the receipt of U.S.$ [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission], USCN hereby grants to BioTime, and BioTime accepts, subject to the terms and conditions of this Agreement, the right but not the obligation to obtain from USCN (the “Option”) a royalty-bearing (to the extent provided herein), non-exclusive license, to use the PATENT RIGHTS, LICENSED TECHNOLOGY, and LICENSED MATERIALS world-wide to research, develop, make, have made, produce, have produced, use, sell, offer for sale, reproduce, distribute, perform, and display and otherwise dispose of  LICENSED PRODUCTS and to create DERIVATIVES for the FIELD OF USE.  The Option shall expire, to the extent not exercised, on the earlier of (a) the fifth anniversary of the Effective Date, and (b) the date on which this Agreement terminates.

2.2.           Interim License.  USCN hereby grants to BioTime an interim, non-exclusive, royalty-free license to use the PATENT RIGHTS, LICENSED TECHNOLOGY, and LICENSED MATERIALS solely for internal, non-commercial research for the purpose of evaluating such technology and materials prior to determining whether BioTime wishes to exercise the Option.

2.3.           Exercise of Option.  BioTime may exercise the Option as to one or more LICENSED MATERIALS and related PATENT RIGHTS and LICENSED TECHNOLOGY by delivering to USCN written notice and paying USCN [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] per LICENSED MATERIAL licensed; provided, that the Option consideration paid by BioTime pursuant to Section 2.1 shall be credited toward the US$[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] exercise price of Option for the first LICENSED MATERIAL chosen by BioTime and licensed to.  Upon such exercise, and without the need to obtain any further agreements or instruments of any kind from USCN or any AFFILIATE of USCN, BioTime shall have the license described in Section 2.1 with respect to such LICENSED MATERIAL and related PATENT RIGHTS and LICENSED TECHNOLOGY. BioTime may exercise the Option from time to time as to LICENSED MATERIALS and related PATENT RIGHTS and LICENSED TECHNOLOGY until all LICENSED MATERIALS have been licensed to BioTime or until the Option shall have expired.

2.4.           Sublicense and Assignment Rights.  BioTime shall have the right to grant sublicenses of its rights or to assign any or all of its rights under Section 2.1, Section, 2.2, and Section 2.3 without the prior written consent or approval of USCN, provided that the sublicense or assignment is evidenced by a written agreement that requires the sublicensee or assignee to perform BioTime’s obligations with respect to the rights so sublicensed or assigned.

2.5.           Knowledge Transfer.  USCN shall provide, deliver, and transfer to BioTime such information and data relating to the PATENT RIGHTS for LICENSED PRODUCTS, if any, LICENSED TECHNOLOGY, and LICENSED MATERIALS as may be reasonably necessary to allow BioTime and its AFFILIATES to exploit the licenses granted under this Agreement.  Such information and data shall be delivered to BioTime (a) promptly after the exercise of the Option, and (b) promptly after a request by BioTime with respect to its evaluation of PATENT RIGHTS, if any, LICENSED TECHNOLOGY, and LICENSED MATERIALS under Section 2.2.

ARTICLE 3
COMMERCIALIZATION

3.1.           BioTime intends to use commercially reasonable and diligent efforts to bring one or more LICENSED PRODUCTS to market through an active and diligent program for exploitation of the PATENT RIGHTS and LICENSED TECHNOLOGY and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS throughout the term of this Agreement, if BioTime exercises the Option.

ARTICLE 4
CONSIDERATION

4.1.           Royalties and Other Consideration.

(a)           As consideration for the licenses granted to BioTime from USCN in Article 2 of this Agreement, BioTime shall pay to USCN a royalty equal to[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]% of the Net Sales received by BioTime and its AFFILIATES for all LICENSED PRODUCTS sold, performed, or leased by BioTime or any AFFILIATE.

(b)           No multiple royalties shall be payable on the basis that any LICENSED PRODUCT, its manufacture, use, lease, sale or performance is or shall be covered by more than one patent or patent application within the PATENT RIGHTS.

(c)           If the use of PATENT RIGHTS or LICENSED TECHNOLOGY, or the use, manufacture, production, distribution, or sale of LICENSED MATERIALS or a LICENSED PRODUCT, within the FIELD OF USE would infringe a patent issued to a third party, or if a third party alleges such infringement, and after negotiation with such third party a royalty bearing license to use the third party’s patent is required to eliminate or avoid such infringement or claim of infringement or to settle any lawsuit or other proceeding alleging patent infringement, then BioTime and any AFFILIATE or sublicensee may deduct the royalties paid to the third party from the royalties payable to USCN pursuant to this Agreement up to, but not more than, fifty percent (50%) of the royalties otherwise payable to USCN under this Agreement. Before entering into any such royalty bearing license with the third party, BioTime shall seek the opinion of legal counsel mutually acceptable to both BioTime and USCN as to whether the use of PATENT RIGHTS or LICENSED TECHNOLOGY, or the use, manufacture, production, distribution, or sale of LICENSED MATERIALS or a LICENSED PRODUCT, within the FIELD OF USE would infringe the patent issued to the third party, but no such opinion shall preclude BioTime or its AFFILIATES from entering into a royalty bearing license with such third party in settlement of any lawsuit or other proceeding alleging patent infringement.

4.2.           Payment Method.  All payments due under this Agreement shall be made in DOLLARS [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].  Conversion of foreign currency to DOLLARS shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.

4.3.           [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

ARTICLE 5
REPORTS AND RECORDS

5.1.           BioTime shall maintain complete and accurate records of LICENSED PRODUCTS that are sold, performed, or, leased by BioTime or its AFFILIATES under this Agreement.  BioTime shall keep, and shall contractually require its AFFILIATES and sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to USCN hereunder and compliance with the terms and conditions of this Agreement.  Said books and the supporting data shall be open upon reasonable advance notice (and no more frequently than once per calendar year) for [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] following the end of the calendar year to which they pertain, to the inspection of USCN or its agents for the purpose of verifying BioTime’s royalty statement or compliance in other respects with this Agreement.  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].

5.2.           After the first commercial sale of a LICENSED PRODUCT by BioTime, any AFFILIATE, or any sublicensee, BioTime, within thirty (30) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to USCN a true and accurate report of all NET SALES during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder.  Each such report shall include at least the following:

(a)           number(s) and type(s) of LICENSED PRODUCTS sold, leased, or performed by BioTime and/or its AFFILIATES;

(b)           total billings and payments received for LICENSED PRODUCTS performed, sold, or leased by BioTime and its AFFILIATES; and

(c)           deductions applicable as provided in Section 1.11.

5.3.           With each such report submitted, BioTime shall pay to USCN the royalties and other payments due and payable under this Agreement.  If no royalties or other payments shall be due, BioTime shall so report.

5.4.           BioTime’s reporting obligations hereunder shall terminate when BioTime’s obligation to pay royalties to USCN terminates.

5.5.           BioTime’s AFFILIATES and sublicensees may (a) pay directly to USCN on behalf of BioTime any royalties otherwise payable by BioTime on account of NET SALES, and (b) may submit directly to USCN any reports of NET SALES required to be delivered by BIOTIME under this ARTICLE 5.  In such case the Affiliate or sublicensee shall deliver the reports required under this ARTICLE 5 directly to USCN within the times specified in this ARTICLE 5.

ARTICLE 6
PATENT RIGHTS

6.1.           Infringement of PATENT RIGHTS.  The Parties agree to notify each other in writing of (a) any actual or threatened infringement by a third party of the PATENT RIGHTS, or (b) any third-party claim of invalidity or unenforceability of the PATENT RIGHTS, or (c) any interference or other proceeding affecting the PATENT RIGHTS.

6.2.           New Patents, Inventions, and Discoveries.  BioTime and its AFFILIATES shall have the right to file and prosecute new patent applications (and to obtain new patents) covering LICENSED PRODUCTS, and any other subject matter, with respect to any technology, invention, or discovery made by BioTime or any of its AFFILIATES or sublicensees using PATENT RIGHTS, LICENSED TECHNOLOGY, or LICENSED MATERIALS in the FIELD OF USE.

6.3.           Patent Infringement by Third Parties.  If either Party learns of any infringement of PATENT RIGHTS, that Party shall so inform the other Party and provide the other Party with reasonable evidence of the infringement. Both Parties shall use reasonable efforts and cooperation to terminate infringement without litigation.  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

ARTICLE 7
INDEMNIFICATION

7.1.           BioTime shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless USCN and its AFFILIATES, successors, assigns, agents, officers, directors, shareholders and employees (each, an “Indemnified Party”), at BioTime’s sole cost and expense, against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property resulting from the production, manufacture, sale, use, lease, performance, consumption or advertisement of the LICENSED PRODUCTS or arising from any obligation, act or omission, or from a breach of any representation or warranty of BioTime hereunder, excepting only claims that result from (a) the willful misconduct or gross negligence of USCN or any other Indemnified Party, and (b) claims alleging that the use of any of the PATENT RIGHTS, LICENSED TECHNOLOGY, or LICENSED MATERIALS within the FIELD OF USE infringes upon any patent, trade secret, or moral right of any third party.  The indemnification obligations set forth herein are subject to the following conditions: (i) the Indemnified Party shall notify BioTime in writing promptly upon learning of any claim or suit for which indemnification is sought; (ii) BioTime shall have control of the defense or settlement, provided that the Indemnified Party shall have the right (but not the obligation) to participate in such defense or settlement with counsel at its selection and at its sole expense; and (iii) the Indemnified Party shall reasonably cooperate with the defense, at BioTime’s expense.

7.2.           USCN shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless BioTime and its AFFILIATES, and their respective successors, assigns, agents, officers, directors, shareholders and employees (each, an “Indemnified Party”), at USCN’s sole cost and expense, against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of any claim, demand, lawsuit or other proceeding alleging that the use of any PATENT RIGHTS, LICENSED TECHNOLOGY, or LICENSED MATERIALS by BioTime or any of its AFFILIATES or any sublicense within the FIELD OF USE infringes any patent, trade secret, or moral right of any third party.  The indemnification obligations set forth herein are subject to the following conditions: (i) the Indemnified Party shall notify USCN in writing promptly upon learning of any claim or suit for which indemnification is sought; (ii) USCN shall have control of the defense or settlement, provided that the Indemnified Party shall have the right (but not the obligation) to participate in such defense or settlement with counsel at its selection and at its sole expense; and (iii) the Indemnified Party shall reasonably cooperate with the defense, at USCN’s expense.

ARTICLE 8
TERMINATION

8.1.           This Agreement shall be effective on the Effective Date.  Unless sooner terminated as provided in this ARTICLE 8, (a) this Agreement shall terminate on the fifth anniversary of the Effective Date if the Option has not been exercised on or before that date, and (b) if the Option has been exercised, this Agreement shall terminate upon written notice from BioTime to USCN that BioTime, its AFFILIATES, and all sublicensees have permanently discontinued the use of LICENSED TECHNOLOGY, PATENT RIGHTS, LICENSED MATERIALS, and LICENSED PRODUCTS.

8.2.           If BioTime breaches or defaults in the performance of any of its obligations under this Agreement and the breach or default is not cured within thirty (30) days after a written request from USCN to remedy such breach or default (or if the breach or default cannot be cured within said thirty (30) day period, BioTime fails within said thirty (30) day period to proceed with reasonable promptness thereafter to cure the breach), USCN may terminate this Agreement by written notice to BioTime given within sixty (60) days after the expiration of the thirty (30) day period to cure or to proceed to cure the breach or default.

8.3.           BioTime shall have the right to terminate this Agreement at any time on sixty (60) days prior written notice to USCN, and upon payment of all amounts due USCN through the effective date of the termination.

8.4.           Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination; and Sections 5.1, ARTICLE 7, ARTICLE 9, and ARTICLE 11 and any other Sections or provisions which by their nature are intended to survive termination, shall survive any such termination.

ARTICLE 9
CONFIDENTIALITY

9.1.           During the course of this Agreement, USCN and BioTime and their respective AFFILIATES may provide each other with CONFIDENTIAL INFORMATION.  CONFIDENTIAL INFORMATION may be disclosed in oral, visual or written form.  USCN and BioTime each intend to maintain the confidential or trade secret status of their CONFIDENTIAL INFORMATION.  Each Party shall exercise reasonable care to protect the CONFIDENTIAL INFORMATION of the other Party from disclosure to third parties, and no Party shall disclose the other Party’s (or its AFFILIATE’s) CONFIDENTIAL INFORMATION without written permission from the Party or the AFFILIATE of the Party that originally provided the CONFIDENTIAL INFORMATION, except as otherwise permitted in this Section 9.1 or in Section 9.2.  Upon termination or expiration of this Agreement, USCN and/or BioTime shall comply with the other’s written request to return all CONFIDENTIAL INFORMATION that is in written or tangible form.  Except as expressly provided herein, neither USCN nor BioTime nor any of their respective AFFILIATES is granted any license to use the other’s CONFIDENTIAL INFORMATION. The obligations of USCN and BioTime under this ARTICLE 9 shall survive any expiration or termination of this Agreement.  Notwithstanding the preceding provisions of this Section, until such time as this Agreement is terminated, BioTime shall have the right to disclose LICENSED TECHNOLOGY and the content of any patent application relating to or included in PATENT RIGHTS to its AFFILIATES and to any actual or prospective sublicensees, assignees, co-developers, manufacturers, marketers, or distributors of any LICENSED PRODUCT for purposes related to the licenses granted under this Agreement, provided that the disclosure is made under a written agreement containing prohibitions on disclosure of the CONFIDENTIAL INFORMATION substantially the same as the prohibitions contained in this Section.

9.2.           The Parties agree that the specific terms (but not the overall existence) of this Agreement shall be considered CONFIDENTIAL INFORMATION; provided, however, that the Parties may disclose the terms of this Agreement to investors or potential investors, potential business partners, potential sublicensees and assignees, potential co-developers, manufacturers, marketers, or distributors of any LICENSED PRODUCT, and in any prospectus, offering, memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation.  The Parties may also disclose CONFIDENTIAL INFORMATION that is required to be disclosed to comply with applicable law or court order, provided that the recipient gives reasonable prior written notice of the required disclosure to the discloser and reasonably cooperates with the discloser’s efforts to prevent such disclosure.

ARTICLE 10
PAYMENTS, NOTICES,
AND OTHER COMMUNICATIONS

Any payment, notice or other communication required to be given to any Party will be deemed to have been properly given and to be effective on the date of delivery if delivered by hand, air courier delivery service, confirmed facsimile transmission, or confirmed electronic mail if sent to the respective addresses, FAX number or email address given below, or to another address as the Party shall designate by written notice given to the other Party in the manner provided in this Section.

In the case of BioTime	BioTime, Inc. 301 Harbor Bay Parkway, Suite 100 Alameda, California 94502 FAX: (510) 521-3389 Attention: Robert Peabody, Chief Operating Officer
In the case of USCN	USCN, Inc. 108 Zhuanyang Avenue Economic & Technological Development Zone, Wuhan 430056 FAX: (27)-84259551 Attention: Fengrong He, General Manager

ARTICLE 11
REPRESENTATIONS AND WARRANTIES

11.1.           BioTime represents and warrants that it has full corporate power and authority to enter into this Agreement, that this Agreement constitutes the binding legal obligation of BioTime, enforceable in accordance with its terms, and that the execution and performance of this Agreement by BioTime will not violate, contravene or conflict with any other agreement to which BioTime is a party or by which it is bound, or with any law, rule or regulation applicable to BioTime, and that any permits, consents or approvals necessary or appropriate for BioTime to enter into this Agreement have been obtained.

11.2.           BioTime represents and warrants that it is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

11.3.           USCN represents and warrants that it has full corporate power and authority to enter into this Agreement, that this Agreement constitutes the binding legal obligation of USCN, enforceable in accordance with its terms, and that the execution and performance of this Agreement by USCN will not violate, contravene or conflict with any other agreement to which USCN is a party or by which it is bound or with any law, rule or regulation applicable to USCN, and that any permits, consents or approvals necessary or appropriate for USCN to enter into this Agreement have been obtained.

11.4.           USCN represents and warrant that it is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

11.5.           USCN represents and warrants that, to the best of its knowledge, the use of the PATENT RIGHTS, LICENSED TECHNOLOGY, and LICENSED MATERIALS by BioTime or any of its AFFILIATE or any sublicensee for any purposes contemplated or permitted by this Agreement, will not infringe in any way any claim under any patent held by any third party.

11.6.           USCN represents and warrant that the use of the PATENT RIGHTS, LICENSED TECHNOLOGY, and LICENSED MATERIALS by BioTime or any of its AFFILIATES or any sublicensee for any purposes contemplated or permitted by this Agreement will not infringe in any way any claim under any patent held by USCN or any of its AFFILIATES or under any patent that may issue from any patent application now pending, or under any patent that USCN or any of its AFFILIATES may in the future obtain, or any other intellectual property rights of USCN or any of its AFFILIATES.

11.7.           USCN further represents, warrants and agrees, that it and its AFFILIATES shall not make any claim or demand, or commence any lawsuit or other proceeding, alleging that use of the PATENT RIGHTS, LICENSED TECHNOLOGY, and LICENSED MATERIALS by BioTime or any of its AFFILIATE or any sublicensee for any purpose contemplated or permitted by this Agreement infringes in any way any claim under any patent held by USCN or any of its AFFILIATES or under any patent that may issue from any patent application of USCN or any of its AFFILIATES now pending, or under any patent that USCN or any of its AFFILIATES may in the future obtain, or any other intellectual property rights of USCN or any of its AFFILIATES.  USCN and its AFFILIATES shall cause the provisions of this Section, as they pertain to refraining from asserting claims and demands or commencing lawsuits and proceedings, to be including in all licenses and assignments of any patents and patent applications that might otherwise be infringed by the use of PATENT RIGHTS, LICENSED TECHNOLOGY, or LICENSED MATERIALS licensed to BioTime or any of its AFFILIATES under this Agreement.

ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1.           Nothing herein shall be deemed to constitute either party as the agent or representative of the other party.

12.2.           To the extent commercially feasible, and consistent with prevailing business practices, all LICENSED PRODUCTS manufactured or sold under this Agreement will be marked with the number of each issued patent that applies to such product.

12.3.           This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the state of California, without regard to principles of conflicts of law thereof, except that (a) questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted; and (b) the export of materials from USCN to BioTime will be in accordance with the import/export laws of the Peoples Republic of China, with respect to which USCN will provide assistance to facilitate the customs clearance process.

12.4.           The Parties acknowledge that this Agreement (including the Attachments hereto) sets forth the entire Agreement and understanding of the Parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the Parties.

12.5.           The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

12.6.           The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

12.7.           Licenses of Intellectual Property; Bankruptcy Code.  The Parties agree that the licenses granted to BioTime to use PATENT RIGHTS constitute licenses of “intellectual property” as defined in the United States Bankruptcy Code (the “Bankruptcy Code”) and as used in Section 365(n) of the Bankruptcy Code.  The Parties agree that the LICENSED TECHNOLOGY includes trade secrets.  The Parties also agree that the payments of royalties on NET SALES required to be paid to USCN under this Agreement constitute “royalties” under Section 365(n) of the Bankruptcy Code.

[The next page is the signature page]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date set forth above.

USCN

By:	/s/Fengrong He

Title:	General Manager

BIOTIME, INC.

By:	/s/David Jin

Title:	Chief Medical Officer

By:	/s/Michael D. West

Title:	Chief Executive Officer